Telestone Technologies Corporation  (NASDAQ: TSTC)
Date:	Monday, November 15, 2010
Time:	9:00 am Eastern

Executives:
Mr. Han Daqing, Chairman and CEO of Telestone
Mr. Richard Wu – VP of Finance
John Mattio – SVP, HC International

Operator

Good day ladies and gentlemen and welcome to Telestone Technologies Corporation’s third quarter 2010 earnings conference call. My name is (Operator Name) and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session after management’s presentation, towards the end of this conference.

I would now like to turn the presentation over to your host and presenter for today's call, Mr. John Mattio from HC International, Investor Relations council for Telestone. Please proceed John.

John Mattio

Thank you operator.

Good morning everyone. Joining us today are Telestone’s CEO, Mr. Han Daqing, the Company’s VP of Finance, Mr. Richard Wu.

Mr. Wu will present to you shortly a review on the operational and financial results for the company’s third quarter and nine month results.  After the presentation, Chairman Han and Mr. Wu will then be available for your questions during the Q&A session.

Before I get started, I would like to remind our listeners that on this call management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated”, “believed”, “estimated” or “expected”. Telestone Technologies Corporation is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for the next week. Information on how to access the replay can be obtained from the Company or HC International upon request.

At this time, I would like to introduce the Chairman and CEO, Mr. Han Daqing who would first like to provide you with his thoughts on Telestone’s performance.

Mr. Han…..

“Thank you, John. I would like to welcome our current and prospective shareholders to this call and thank you for your interest in Telestone Technologies.   I will share with you our great quarter information,  the Company’s business situation,  and our strategy.

First of all, I am pleased to report that we have had a great quarter as follows:
•	Revenue was $43.1 million, up 128.2% from 3Q2009
•	Company secured approximately 23.5% of revenues from WFDS™ installations;
•	Q3 2010 gross margins were 45.3%, exceeding management guidance of 42%
•	Net income up 184.0% from Q3 2009; $1.14 in fully diluted EPS
•	Company announced first US-based WFDS™ contract for a Houston-based hospital on August 9, 2010

Secondly, We believe the follow factors have contributed to our Q3’s performance:
•	China’s big-3’s initial acceptance of our WFDS-UAN technology in meeting their multi-network co-build and access share needs.
•	Our WFDS technology capability has elevated the sales of our conventional access network solutions to the carriers and improved our market share.
•	Chinese Ministry of Industry and Information Technology (MII)’s confirmation of our WFDS technology has accelerated carriers’ acceptance of our WFDS solutions and products.
•
Telestone has been invited as executive member of the National Telecom Network Operation Maintenance & Optimization Committee, which creates a good condition for the Company’s participation in drafting WFDS-based national access network standard.

Thirdly, I want to share with you about our overall strategy.

To meet the network convergence plans, we launched WFDS™-ULAN(Unified Local Access Network) in the first quarter of this year and gained traction and market acceptance in the first nine months of the year.  We were one of the first network installers to address this market.  Long term, we believe that our solution will become the preferred choice by the telecom carriers in China.   In addition to our WFDS-ULAN application to the telecom carriers, over the next six months we plan to launch WFDS-UOINS (Unified Office Information Network System) geared towards small, medium and large businesses. The solution will replace the traditional office local access network (“LAN”) and provide customers numerous advantages. Within the next 12 months, we will also roll out WFDS-UPCMS (Unified Premises Control & Management System) for properly owners, landlords, and building managers that address inefficient control and building monitoring systems available today.  Finally, within the next 24 months, we will hope to launch WFDS-UPINS (Unified Premises Information Network System) for large industrial and commercial zones, which will enable all three applications mentioned above within one integrated ‘cloud’ network. We are confident that with these new WFDS-focused product developments and network designs, Telestone will become a worldwide leader in the industry.”

John Mattio

Thank you Chairman Han.   Now, I will turn this to Richard Wu, VP of Finance for Telestone Technologies.

Richard Wu

Thank you John, I would now like to detail to you the Company’s performance in the third quarter 2010 and the nine months ended September 30th.    First, here are some highlights for the quarter.

•	Revenue was $43.1 million, up 128.2% from 3Q2009
•	Company secured approximately 23.5% of revenues from WFDS™ installations;
•	Third quarter gross margins were 45.3%, exceeding management guidance of 42%
•	Net income is up 184.0% from 2009; and we recorded a record $1.14 in fully diluted EPS
•	We announced our first US-based WFDS™ contract for a Houston-based hospital in August of this year.

Now let me go into more detail on our performance for the year.

Our total revenues for the quarter increased 128.2% to $43.1 million.  In our revenue segments are product revenues which increased 57.8% to $17.5 million, while professional and design services revenues increased 228.3% to $25.6 million.   Our WFDS installations accounted for 23.5% of our sales for the quarter and we have a backlog of projects we plan to complete in 2010 of $61.5 million by the end of the year.

Our gross profit for the quarter was $19.5 million and increased 119.2% for the quarter.  Our gross margins for the quarter were 45.3%, and beat our guided gross profits of 42%. Gross profits and margins resulted from WFDS™ installations which represent our highest margin contributions of 45-50%.
Our selling, general and administrative expenses were $5.2 million and accounted for 11.9% of total revenues.   The increase in our sales and marketing costs are attributed to our efforts earlier this year to secure WFDS™ systems for 3/G networks from the “Big 3”.  These sales efforts began in the second quarter of the 2010 year and extended into the third quarter of 2010.   Quite simply, we kept our sales and marketing teams out and in front of our potential customers as much as possible.  The result of these additional efforts and travel costs increased sales and marketing expenses through both quarters, however, as planned, resulted in significant increases in revenues and profits for the third quarter.

Our operating income in the third quarter of 2010 grew 155.8%, our net income of $12.1 million representing an increase of 184.0% from the same period in 2009.  Based on  10.6 million shares outstanding, earnings per weighted average diluted shares increased to $1.14 per share for the quarter, compared to $0.41 in the same period last year, an increase of 178%.

Now for a review of our nine months.

Our revenues for the first nine months of this year were driven by WFDS installation and was $70.9 million, up 82.1% from $38.9 million in the prior year's period.  Revenues from WFDS™ installations accounted for approximately 24.5% of revenue for the period with China Mobile accounting for 57.7% of revenues, China Unicom 29.6% of revenues and China Telecom accounted for 11.4% of revenues for the first nine months of 2010.  As a reminder, each Telecom is upgrading networks to 3/G systems and continually expanding their network reach to new customers.

Our gross profit in the first nine months of 2010 increased 71.7% to $32.0 million, while gross profit margins of  45.1%  exceeded our guided gross margins expectations of 42% for the year.

Selling, general and administrative (SG&A) expenses in the first nine months of fiscal year 2010 were $15.9 million compared to $8.5 million in the prior year's period, as a result of increased sales and marketing costs we detailed earlier.  Also, during the first nine months of 2010 the general administrative expenses were allocated a non-cash charge of $2.6 million related to the issuance of stock to Shandong Guolian Telecommunications Technology Limited in connection with Telestone’s acquisition of the company in 2007 and professional services rendered.  Excluding the effects of the non-cash charge, the SG&A expenses would have been $13.1 million and more representative our actual operating costs.

Operating income in the first nine months increased 62.8% to $15.2 million. Excluding the effects of the previously-mentioned non-cash charge of $2.6 million, “adjusted” operating income was $17.8 million, an increase of 89.4% year over year.  Adjusted operating income margins for the first nine months of 2010 were 25.1%.

Our GAAP net income for the first nine months of 2010 was $12.6 million, compared to $7.4 million in the prior year's corresponding period, a 71.7% increase for the period. Adjusted net income excluding the aforementioned non-cash expenses is $15.2 million, an increase of 105.4% year over year.

Earnings per weighted average diluted share were $1.20 based on 10.6 million diluted shares, while adjusted earnings were $1.43 per share, compared to $0.71 in the year ago period.

Financial Position

Our cash and cash equivalents improved by approximately $2.1 million from June 30, 2010 to $9.8 million. The current ratio at September 30, 2010 was 2.0-to-1 compared to 2.2-to-1 at December 31, 2009. Accounts receivable and inventories were $134.1 million and $2.7 million at September 30, 2010 compared to $89 million and $4.4 million, respectively at December 31, 2009.  Our receivables and DSOs reflect the nature of the Company’s business conducted with China’s largest state-owned telecommunication companies and to date the Company has not experienced any significant bad debts.   On an annualized basis and when we close each fiscal year on the 31st of December,  our average DSO is approximately 12-months, which has been consistent with its business operations with the state-owned telecommunication companies in China since it began project work in the industry in 2005.  In response to investor concerns about DSO’s, the Company has added a series of directives to encourage timely collection of invoices to their sales managers performance reviews to keep the DSO’s of their project based business at 12 months which has been the company’s standard after embarking on its fast-growth path.   A potential contributor to decreasing  DSO’s may be Telestone expansion to export markets when we only sells its components to installers and engineering companies, like the recently executed contract with Quell Incorporated in a Houston – based hospital.   Since export sales are conducted on wire transfer or letter of credit with 30-90 days terms, as this mix of revenues and DSO aggregate with DSO’s of their project business, overall DSO’s should decrease based on the mix of revenues for each segment.

Short-term bank loans grew by $2.9 million to $8.8 million from the end of 2009. The Company secured a new bank line from the Bank of Beijing for approximately $44 million in September 2010. Management believes it has sufficient funds available to achieve its growth targets.

Guidance, Backlog and Business Outlook

Telestone is reaffirming guidance of $129.4 million in revenue, $22.9 million in net income and $2.17 in EPS for the 2010 year.    Telestone’s backlog of installations slated for completion, inspection and final billing to their customers in the fourth quarter total $61.5 million by September 30, 2010. John.

With that, I'd like to thank everyone participating in today’s call and for your continued interest in Telestone.

For more information on the Company we will gladly furnish you with our investor relations packet which includes a PowerPoint presentation, company profile, and company brochure. In addition, if you are new to the story and want to learn more about our unique WFDS product we would be happy to send you a sales brochure which details the attributes and functionality. Please feel free to contact our investor relations company and John Mattio at  HC International, for printed or electronic information.

We will now open the call to any questions you may have for the management team. Thank you.

(Q&A session)

(When operator wraps up the call, Wu makes some closing remarks and thanks everyone for their participation)